AMENDMENT TO MERGER AGREEMENT


     THIS AMENDMENT TO MERGER AGREEMENT ("Amendment") dated as of September 28, 2003 to that certain Merger Agreement dated March 30, 2001 ("Agreement"), by and among, Envirokare Tech, Inc., a Nevada corporation ("Parent"), and Envirokare Composite Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), on the one hand, and Thermoplastic Composite Designs, Inc., a Florida corporation ("TCD"), Dale Polk, Sr., an individual ("Polk Sr."), and Dale Polk, Jr., an individual ("Polk Jr.") and, together with Polk Sr., the "Shareholders"), on the other hand.

                              W I T N E S S E T H:

     WHEREAS, Parent, Merger Sub, TCD and the Shareholders have agreed that TCD merge with and into Merger Sub (the "Merger"), upon the terms and conditions set forth in the Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Florida Business Corporation Act ("FBCA"), with the result that Merger Sub shall continue as the surviving corporation and the separate existence of TCD (except as it may be continued by operation of law) shall cease and

     WHEREAS,  Parent,  Merger Sub,  TCD and the  Shareholders  are  desirous of
modifying   the  terms  of  the  Agreement  to  provide  for  an  extension  and consolidation of closings.

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     The Agreement shall be modified so that the paragraphs in the Agreement with the numbers referred to hereinbelow shall be deleted and the paragraphs with the same numbers set out in this Amendment to Merger Agreement shall be substituted therefore as follows. In the event that there is not a corresponding paragraph in the Agreement, that paragraph below is added as an additional paragraph to the Agreement:


Section 1.6    The Closing.

     (a) The consummation of the Merger and the other transactions contemplated by this agreement (the "Closing") shall take place at the offices of counsel to Parent and Merger Sub, Jenkens & Gilchrist Parker Chapin LLP, at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, at 10:00 a.m., local time (or at such other date, time or place as may be agreed to in writing by the parties hereto) on the date ("Market Price Date") that is either (i) five (5) business days after the first date on which the Market Price (as defined in this
Section 1.6) of the common stock, $.001 par value per share, of Parent (the "Parent Shares") is at or above $5.00 a share and to the extent such condition shall occur on or prior to March 1, 2005 or (ii) ten (10) business days after the date on which Parent has exercised its option pursuant to Section 1.7 hereof, provided, that in either case all of the conditions to Closing set forth in Article VII have been satisfied or waived (the "Closing Date").

     (b) For purposes of this Agreement, "Market Price" shall mean the average of the reported closing bid and asked prices on the over-the-counter bulletin board electronic quotation system maintained by the National Association of Securities Dealers, Inc., or any principal national securities exchange on which the security is listed or admitted to trading, or, in the absence or either, as determined by the mutual agreement of the Shareholders and Parent's Board of Directors.


Section 1.7    Parent Option.

     (a) TCD and the Shareholders hereby grant to Parent (and its nominees) an irrevocable option to cause the Merger to be consummated, exercisable only as provided in this Section 1.7 (the "Parent Option"). In the event that the Merger Shares (as defined in Section 2.1) shall not attain an aggregate Market Price of Fifteen Million Dollars ($15,000,000), on or prior to March 1, 2005 (the "Peg Date"), then on the Peg Date and for a period of ten (10) days thereafter (the "Option Election Period"), Parent shall have the right to exercise the Parent Option by delivering written notice (the "Option Notice") to TCD and the Shareholders stating that it is exercising the Parent Option. If Parent shall exercise the Parent Option, the Closing of the Merger shall take place as set forth in Section 1.6(a)(ii).

     (b) If Parent shall exercise the Parent Option, then Parent shall pay to the Shareholders, in addition to the Merger Shares, the difference between $15,000,000 and the aggregate Option Market Price (as defined in this Section 1.7) of the Merger Shares (the "Payment"), payable on the Closing Date or such other date that shall be mutually agreed to by the Parent, on the one hand, and TCD and the Shareholders, on the other hand (the "Payment Date"). Such Payment shall be paid to the Shareholders, in Parent's sole and absolute discretion, (i) in cash either by wire transfer of immediately available funds to the account(s) provided to Parent by the Shareholders on the Closing Date, (ii) in additional Parent Shares valued at the Option Market Price or (iii) in any combination of cash and additional Parent Shares as provided in clauses (i) and (ii) above; provided, however, that the amount of the Payment paid to the Shareholders in cash shall not exceed $7,500,000. The Payment shall be allocated to each Shareholder as set forth on Schedule 1.7.

     (c) If Parent shall exercise the Parent Option, on the Payment Date, in addition to the Payment, Parent shall provide to the Shareholders a written notice setting forth in reasonable detail the calculation of the Payment, including the Option Market Price of the Merger Shares, and balance sheets of Parent and Merger Sub, including a calculation of the "Total Debt" (as defined below).

     (d) For purposes of this Section 1.7, the "Option Market Price" shall mean the average of the reported closing bid and asked prices, during the eight week period immediately prior to the Payment Date, on the on the over-the-counter bulletin board electronic quotation system maintained by the National Association of Securities Dealers, Inc., or any principal national securities exchange on which the security is listed or admitted to trading, or, in the absence or either, as determined by the mutual agreement of Shareholders and Parent's Board of Directors.

Section 4.8 Additional Debt of the Parent and/or Merger Sub.

     Neither the Parent nor the Merger Sub, shall incur or become contingently liable with respect to indebtedness for borrowed money or guarantee any such indebtedness if the Total Debt of Parent and Merger Sub will exceed One Million Eight Hundred Thousand Dollars ($1,800,000.00). The "Total Debt of Parent and Merger Sub" shall mean the aggregate of all "Debt" of Parent and Merger Sub as of the Closing Date; "Debt" shall include all debts, liabilities and obligations, of Parent and/or Merger Sub, including contingent liabilities, other than (i) that amount of operating accounts payable and accrued expenses which does not exceed the amount of collectible accounts receivable from operations, and (ii) debt which is incurred to acquire, and is used to acquire, tangible capital assets (for this purpose research and development costs shall not be considered a part of any tangible capital asset). Any such Debt in excess of One Million Eight Hundred Thousand Dollars ($1,800,000.00) shall be satisfied or converted to equity of the Parent on or before the Peg Date.

Section 5.1 Conduct of Business of TCD Pending the Closing.

     (d) declare, set aside, make or pay any unreasonable dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities, except that TCD may pay dividends in an amount equal to the taxable income of TCD generated during the period from March 30, 2001 to the Closing Date (reduced by the amount of any federal and state income taxes, if any, of TCD attributable to such taxable income).

     (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities, except for additional indebtedness incurred under existing debt agreements or credit facilities, or new credit facilities, such additional indebtedness not to exceed $300,000. However, notwithstanding anything in this Agreement to the contrary, TCD may incur additional indebtedness associated with the development, construction and/or purchase of capital facilities in an amount not to exceed $2,000,000. Any advances by TCD shareholders toward such capital facilities may be secured, at the option of the lending shareholder, by a security interest in such facility with a priority subject only to any primary institutional lender providing funding for that facility. Such amounts payable to shareholders shall be repaid, with interest at a rate equal to the lowest rate which may be utilized without incurring any "original issue discount" as defined in Section 1273 of the Internal Revenue Code of 1986, as amended, within 12 months of closing or the date such funds are advanced, whichever is later.

Section 5.5 Employment Agreement.

     At the Closing, Donald Polk shall enter into a three (3) year employment agreement and Polk Jr. shall enter into a two (2) year employment agreement (collectively, the "Employment Agreements") with the Surviving Corporation in the forms attached hereto as Exhibits 5.5A and 5.5B, respectively except that
Exhibit 5.5B shall reflect a two (2) year  Employment  Agreement and not a three
(3) year Employment Agreement.

Section 5.6 Warrant.

     At Closing, Parent shall grant to Dale Polk, Sr. a warrant to purchase up to One Million Five Hundred Thousand (1,500,000) Parent Shares at an exercise price of $0.50 per share, upon the terms and conditions set forth in the Warrant attached hereto as Exhibit 5.6. The term of the warrant shall be from the date thereof until two years from the Closing Date.

Section 5.13 Conversion of Debt to Equity.

     During the period from the Peg Date or five days after the first date on which the Market Price of the common stock is at or above $5.00 a share, whichever is applicable, until the Closing Date, neither Parent or Merger Sub shall take any action to convert any of its debt to equity in Parent or Merger Sub.

Section 8.3 No Continuing Right to Merge.

     In the event that the Market Price of the Parent's Shares does not exceed $5.00 per share on or prior to March 1, 2005 and Parent does not exercise the Parent Option as provided in Section 1.7 above, then there shall be no extension of the Merger Agreement and there shall be no right of Parent or Merger Sub to cause a merger of TCD into Parent or Merger Sub or to acquire the assets or stock of TCD.

     The Agreement shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Amendment were contained in one document. Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, each of the parties has signed this Agreement or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.




                         ENVIROKARE COMPOSITE CORP.
                         Address:  5850 T.G.  Lee Boulevard
                                   Orlando, Florida 32822


                         By   : /s/ George Kazantzis
                         ---------------------------
                         Name : George Kazantzis
                         Title: President


                         THERMOPLASTIC COMPOSITE DESIGNS, INC.
                         Address: 7400 State Road, #46
                                  Mims, Florida 32754


                         By   : /s/ Dale Polk, Jr.
                         -------------------------
                         Name : Dale Polk, Jr.
                         Title: Vice President


                         ENVIROKARE TECH, INC.
                         Address: 5850 T. G. Lee Boulevard
                                  Orlando, Florida 32822

                         By   : /s/ George Kazantzis
                         ---------------------------
                         Name : George Kazantzis
                         Title: President


                         By   : /s/ Dale Polk, Sr.
                         -------------------------------
                         DALE POLK, SR.
                         Address: c/o Thermoplastic Composite Designs, Inc.
                                      7400 State Road, #46
                                      Mims, Florida 32754


                         By   : /s/ Dale Polk, Jr.
                         ---------------------------------
                         DALE POLK, JR.
                         Address: 7483 Windover Way
                                  Titusville, Florida